UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2022

Date of Report

(Date of earliest event reported)

OZOP ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55976	35-2540672
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 N. Main St.

Florida, NY 10921

(Address of principal executive offices, including zip code)

(845) 544-5112

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2022 Ozop Energy Solutions, Inc. (the “Company) entered into a purchase agreement (the “Purchase Agreement”) with GHS Investments LLC (“GHS”). Under the terms of the Purchase Agreement, the Company may require GHS to purchase a maximum of Two Hundred Million (200,000,000) shares of common stock (“GHS Purchase Shares”) over a six-month term that ends on October 4, 2022.

The Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, the Company, in its sole discretion, has the right from time to time during the term of the Purchase Agreement, to deliver to GHS a purchase notice (a “Purchase Notice”) directing GHS to purchase (each, a “GHS Purchase”) a specified number of GHS Purchase Shares. A GHS Purchase will be made in a minimum amount of Ten Thousand Dollars ($10,000) and up to a maximum of: (1) one hundred percent (100%) of the average daily volume traded for the Common Stock during the relevant Valuation Period if the lowest VWAP during the Valuation Period is below $0.03 (subject to adjustments for stock splits, dividends, and similar occurrences), (2) one hundred and fifty percent (150%) of the average daily volume traded for the Common Stock during the Valuation Period if the lowest VWAP during the relevant Valuation Period is between $0.03 and $0.035 (subject to adjustments for stock splits, dividends, and similar occurrences), and (3) two hundred percent (200%) of the average daily volume traded for the Common Stock during the Valuation Period if the lowest VWAP during the relevant Valuation Period is above $0.035 per share (subject to adjustments for stock splits, dividends, and similar occurrences), all subject to the maximum of Two Hundred Million (200,000,000) GHS Purchase Shares.

On the first trading day after the last day of the relevant Valuation Period, the Company will cause to be delivered to GHS that number of shares of common stock that equal one hundred percent (100%) of the aggregate GHS Purchase Shares specified in the Purchase Notice.

The GHS Purchase Agreement prohibits the Company from directing GHS to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by GHS and its affiliates, would result in GHS and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock.

Events of default under the GHS Purchase Agreement include the following:

●	the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such Registration Statement (or the prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Purchase Shares to be issued to the Investor under the Transaction Documents;

●	the suspension of the Common Stock from trading on the Principal Market for a period of two (2) Business Days, provided that the Company may not direct the Investor to purchase any shares of Common Stock during any such suspension;

●	the delisting of the Common Stock from the OTC Pink provided, however, that the Common Stock is not immediately thereafter trading on The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange, the NYSE American, or the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

●	the failure for any reason by the Transfer Agent to issue Purchase Shares to the Investor within three (3) Business Days after the applicable date on which the Investor is entitled to receive such Purchase Shares;

●	the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

●	if any Person or entity commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

●	if the Company, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company; or

●	if at any time the Company is not eligible to transfer its Common Stock electronically as DWAC Shares.

So long as an Event of Default has occurred and is continuing, the Company shall not deliver to the Investor any Purchase Notice.

The foregoing information is a summary of the Purchase Agreement described above, is not complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. Readers should review the Purchase Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Purchase Agreement between the Company and GHS Investments, LLC dated April 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2022

OZOP ENERGY SOLUTIONS, INC.

By:	/s/ Brian Conway
Name:	Brian Conway
Title:	Chief Executive Officer